Exhibit 99.1

CONSENT OF MACQUARIE CAPITAL (USA) INC.

Board of Directors

Cascade Bancorp

1100 North West Wall Street

P.O. Box 369

Bend, OR 97701

We hereby consent to the inclusion of our opinion letter, dated October 22, 2013, to the Board of Directors of Cascade Bancorp (the “Company”) included as Appendix D, and to the references thereto under the caption “Opinion of Cascade’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger transaction involving Home Federal Bancorp, Inc. and the Company, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of the Company. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

By:	/s/ Kalan MacGinley
Name:	Kalan MacGinley
Title:	Managing Director

By:	/s/ John Roddy
Name:	John Roddy
Title:	Senior Managing Director

San Francisco, California

December 16, 2013